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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d - 1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            The Lamson & Sessions Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    513696104
                          ----------------------------
                                 (CUSIP Number)

                                 October 16, 2000
                   -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x /  Rule 13d-1(b)
    /  /  Rule 13d-1(c)
    /  /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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----------------------------                          --------------------------
CUSIP NO. 513696104                    13G            Page 2 of 5 Pages
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          The Lamson & Sessions Co. Investment Trust for Retirement Trusts

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b)
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States, State of Ohio

--------- ----------------------------------------------------------------------
         NUMBER OF           5    SOLE VOTING POWER                    760,856
          SHARES
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
       PERSON WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER                        0

                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER               760,856

                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER                   0

--------------------------- ----- ----------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                                                                       760,856

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 5.55%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*                                        EP
--------- ----------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


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                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:  The Lamson & Sessions Co.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:  25701 Science Park Drive
                                                                    Cleveland, Ohio 44122

ITEM 2.           2(a)  Name of Person Filing:  The Lamson & Sessions Co. Investment Trust For
                                                Retirement Trusts

                  2(b)  Address of Principal Business Office, or, if none, Residence:
                                                25701 Science Park Drive
                                                Cleveland, Ohio 44122

                  2(c)  Citizenship:  United States, State of Ohio

                  2(d)  Title of Class of Securities:  Common Stock, without par value

                  2(e)  CUSIP Number:  513696104

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE
                  PERSON FILING IS A:

/  /    (a)      Broker or dealer registered under Section 15 of the Exchange Act.

/  /    (b)      Bank as defined in Section 3(a)(6) of the Exchange Act.

/  /    (c)      Insurance company as defined in Section 3(a)(19) of the Exchange Act.

/  /    (d)      Investment company registered under Section 8 of the Investment Company Act.

/  /    (e)      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

/X /    (f)      An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

/  /    (g)      A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

/  /    (h)      A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

/  /    (i)      A church plan that is excluded from the definition of an investment company under
                 Section 3(b)(14) of the Investment Company Act;

/  /    (j)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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         If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4.           OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:
                       See Item 9 on Page 2 of 5

         (b)      Percent of class:
                  See Item 11 on Page 2 of 5


                                  SCHEDULE 13G

         (c)      Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote: See Item 5 on Page 2 of 5.
              (ii) Shared power to vote or to direct the vote: See Item 6 on Page 2 of 5.
              (iii) Sole power to dispose or to direct the disposition of:  See
                    Item 7 on Page 2 of 5.
              (iv)  Shared power to dispose or to direct the disposition of: See
                    Item 8 on Page 2 of 5.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.



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ITEM 10. CERTIFICATION.

         By signing below, I certify that, to the best of my knowledge and belief, the Securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         January 31, 2001
                                                    ----------------------------
                                                                (Date)

                                                         /s/ James J. Abel
                                                    ----------------------------
                                                         James J. Abel
                                                         Attorney-In-Fact*


*Signed pursuant to a power of attorney, dated August 6, 1998, included as
Exhibit 24 to this Schedule 13G.


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                                  Exhibit Index



Exhibit 24        Power of Attorney



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                            THE LAMSON & SESSIONS CO.

                                POWER OF ATTORNEY

         The undersigned officer(s) of National City Bank (the "Trustee"), Trustee of the The Lamson & Sessions Co. Investment Trust for Retirement Trusts, an Ohio corporation (the "Company"), in order to file with the Securities and Exchange Commission, any Schedule 13D or 13G for the Company in accordance with
Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, does hereby constitute and appoint James J. Abel with full power and substitution and resubstitution, as attorney to sign for the Trustee, in the capacity indicated below, any Schedule 13D or 13G, including any amendments and exhibit thereto, with full power and authority to do and perform any and all acts and things whatsoever necessary and required to be done in connection with such signing as fully to all intents and purposes as the Trustee would do if personally present, hereby ratifying and approving the acts of said attorney and any substitute(s) therefor in connection with such signing. The authority of James J. Abel shall continue with respect to the undersigned until the undersigned is no longer required to file Schedules 13D or 13G unless revoked earlier in writing:

         IN WITNESS WHEREOF, the undersigned has hereunto set their hand as of the 6th day of August, 1998.

                                          /s/      M. Patricia Allen
                                          --------------------------------------
                                          M. Patricia Allen, Vice President
                                          National City Bank - Trustee

                                          /s/      Luann Simun
                                          --------------------------------------
                                          Luann Simun, Trust Officer
                                          National City Bank - Trustee


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